EXHIBIT 10.3

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of September 4, 2025 (the “Effective Date”), between CleanSpark, Inc., a Nevada corporation (the “Company” and, together with its subsidiaries and affiliates, the “Company Group”), and Scott E. Garrison (“Executive”).

W I T N E S S E T H

WHEREAS, the Company desires to assure itself of the continued services of Executive by continuing to engage Executive to perform services as an employee of the Company under the terms hereof; and

WHEREAS, Executive desires to continue to provide services to the Company on the terms herein provided;

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.
POSITION AND DUTIES.
(a)
During the Employment Term (as defined in Section 2 hereof), Executive shall serve as the Executive Vice President and Chief Development Officer of the Company. In this capacity, Executive shall report to the Company’s Chief Executive Officer and have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as the Company reasonably shall designate from time to time that are not inconsistent with Executive’s position as Executive Vice President and Chief Development Officer.
(b)
During the Employment Term, Executive shall devote substantially all of Executive’s time, energy and skill and Executive’s best efforts to the performance of Executive’s duties with the Company, provided that the foregoing shall not prevent Executive from (i) serving on the boards of directors of non-profit organizations and, with the prior written approval of the Company’s Board of Directors (the “Board”), other for profit companies, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing Executive’s passive personal investments so long as such activities in the aggregate do not interfere or conflict with Executive’s duties hereunder or create a potential business or fiduciary conflict.
2.
EMPLOYMENT TERM. The Company agrees to employ Executive pursuant to the terms of this Agreement for a term commencing as of the date hereof and continuing until terminated in accordance with Section 5 hereof, subject to Section 6 hereof. The period of time between the Effective Date and the termination of Executive’s employment hereunder shall be referred to herein as the “Employment Term.”
3.
COMPENSATION.
(a)
BASE SALARY. The Company agrees to pay Executive a base salary at an annual rate of $600,000 (“Base Salary”), payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. Executive’s Base Salary shall be subject to periodic review and adjustment by the Board (or a committee thereof).

(b)
BITCOIN COMPENSATION. In addition to the Base Salary, Executive shall receive a pro rata share of the Bitcoin Pool (as defined below) (the “Bitcoin Compensation”), payable monthly in arrears. The “Bitcoin Pool” means 1.247 Bitcoin per month. Executive’s pro rata share will calculated by multiplying the monthly Bitcoin Pool by a fraction, the numerator of which is the amount of base salary paid to Executive for the applicable month and the denominator of which is the sum of base salaries paid to all participants in the Bitcoin Pool for such month, as approved by the Board (or a committee thereof). The Bitcoin Pool amount shall be adjusted for halving, and the Bitcoin Compensation shall cease if the Company no longer mines Bitcoin.
(c)
ANNUAL BONUS. During the Employment Term, Executive shall be eligible to receive an annual discretionary incentive payment (the “Annual Bonus”), subject to the achievement of Company and individual performance goals as determined by the Board. Executive’s target Annual Bonus shall be one hundred fifty percent (150%) of Base Salary. The Board shall determine the amount and timing of, and eligibility for, any Annual Bonus. In order to receive an Annual Bonus, Executive must be employed on the date such Annual Bonus is paid except as provided in Section 6 below.
(d)
EQUITY AWARDS. Executive shall be eligible to participate in the CleanSpark, Inc. 2017 Incentive Plan or any successor plan (the “Incentive Plan”), subject to the terms thereof, as determined by the Board or a committee thereof in its discretion.
(i)
INITIAL GRANT. As soon as practicable after the Effective Date, the Company will grant to Executive restricted stock units (“RSUs”) under the Company’s Incentive Plan. The number of RSUs will be the quotient of (a) six (6) times Executive’s Base Salary, divided by (b) the closing price of the Company’s common stock on the Effective Date (or, if the Effective Date is not a trading day, the last preceding trading day), rounded down to the nearest whole share. The RSUs will vest as to one-third (1/3) of the RSUs on each of the first, second and third anniversaries of the date of grant, in each case subject to Executive’s continued employment through the applicable vesting date. Except as expressly provided in this Agreement, the RSUs will otherwise be governed by the Incentive Plan and the applicable award agreement.
4.
EMPLOYEE BENEFITS.
(a)
BENEFIT PLANS. Executive shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.
(b)
VACATIONS. Executive shall be entitled to vacation time in accordance with the Company’s plans as may exist and be in effect from time to time.
(c)
BUSINESS AND ENTERTAINMENT EXPENSES. Upon presentation of appropriate documentation, Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable business and entertainment expenses incurred in connection with the performance of Executive’s duties hereunder and the Company’s policies with regard thereto.
5.
TERMINATION. Executive’s employment and the Employment Term shall terminate on the first of the following to occur:
(a)
DISABILITY. Upon ten (10) days’ prior written notice by the Company to Executive of termination due to Disability. For purposes of this Agreement, “Disability” shall be defined as the inability of Executive to have performed Executive’s material duties hereunder due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) days (including weekends and holidays) in any

365-day period. Notwithstanding the foregoing, in the event that as a result of earlier absence because of mental or physical incapacity Executive incurs a “separation from service” within the meaning of such term under Code Section 409A (as defined in Section 20 hereof) Executive shall on such date automatically be terminated from employment as a Disability termination.
(b)
DEATH. Automatically on the date of death of Executive.
(c)
CAUSE. Immediately upon written notice by the Company to Executive of a termination for Cause. The term “Cause” shall mean Executive having: (A) been indicted for or convicted of or plead guilty or nolo contendere to (1) a felony or (2) any crime involving fraud, dishonesty, misappropriation, moral turpitude, violence or theft; (B) committed any act of embezzlement or fraud involving the Company; (C) failed to perform Executive’s duties hereunder (other than by reason of mental or physical illness) or to follow any lawful and substantive directions which have been communicated to Executive by the Board, which failure is not cured within thirty (30) days following written notice to Executive; (D) acted with gross negligence or willful misconduct with respect to the Company; (E) been continuously or repeatedly absent from the workplace (unless such absences are in compliance with the terms of this Agreement or the Company’s policies (including vacation, illness or disability policies)); (F) breached any material provision of this Agreement or any other agreement with the Company or any member of the Company Group to which Executive is a party, which breach is not cured within thirty (30) days following written notice to Executive; (G) committed any act that results or reasonably could be expected to result in material economic harm to the Company Group or that publicly injuries the integrity, character or reputation of the Company Group or (H) materially violated any written policy of the Company previously made available to Executive (including policies and procedures regarding nondiscrimination and sexual harassment), which breach or violation, if capable of being cured, is not cured within thirty (30) days following written notice thereof to Executive.
(d)
WITHOUT CAUSE. Immediately upon written notice by the Company to Executive of an involuntary termination without Cause (other than for death or Disability).
(e)
RESIGNATION WITH GOOD REASON. Immediately upon written notice by Executive to the Company of a termination for Good Reason. The term “Good Reason” shall mean the occurrence of any of the following events without Executive’s consent: (i) material diminution in Executive’s Base Salary; (ii) relocation of Executive’s primary work location by more than fifty (50) miles from its then current location; (iii) material breach by the Company of this Agreement; or (iv) if Executive is a Section 16 officer as of the date of termination, material diminution in Executives title, reporting structure and/or job duties (other than temporarily as required by law, while Executive is physically or mentally incapacitated, during the pendency of an internal investigation, or after Executive or the Company has given notice of termination of Executive’s employment). Notwithstanding anything contained herein to the contrary, Executive shall not have Good Reason to terminate Executive’s employment unless: (x) Executive has given the Company written notice of the event alleged to constitute Good Reason within thirty (30) days of the first occurrence of such event; (y) the Company has an opportunity to cure the alleged Good Reason event within thirty (30) days after the receipt of written notice of the allegation; and (z) if the Company fails to cure, Executive’s date of termination for Good Reason shall occur within thirty (30) days following the last day of the cure period.
(f)
RESIGNATION WITHOUT GOOD REASON. Upon thirty (30) days’ prior written notice by Executive to the Company of Executive’s voluntary termination of employment (which the Company may, in its sole discretion, make effective earlier than any notice date).

6.
CONSEQUENCES OF TERMINATION.
(a)
TERMINATION FOR CAUSE; RESIGNATION WITHOUT GOOD REASON; DEATH; DISABILITY. In the event that Executive’s employment and the Employment Term end due to termination by the Company for Cause as provided in Section 5(c), termination by Executive without Good Reason as provided in Section 5(f), or Executive’s Disability, as provided in Section 5(a), or death, as provided in Section 5(b), Executive shall be entitled to the following: (i) any unpaid Base Salary accrued through the termination date, (ii) the Bitcoin Compensation for the month in which the termination date occurs, (iii) a lump sum payment for any accrued but unused PTO, (iv) COBRA coverage (but no Company-paid premiums except as otherwise required by law), (v) all other payments, benefits or fringe benefits to which Executive is entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant, and (vi) a lump sum payment for any previously unreimbursed business expenses incurred by Executive on behalf of the Company during the term of Executive’s employment (collectively, the “Accrued Amounts”). Upon any termination of employment, the treatment of outstanding equity awards shall be determined in accordance with the terms of the Incentive Plan.
(b)
TERMINATION WITHOUT CAUSE; RESIGNATION WITH GOOD REASON. If Executive’s employment by the Company is terminated by the Company without Cause as provided in Section 5(d) or by Executive with Good Reason as provided in Section 5(e), then, in addition to the Accrued Amounts, and subject to Executive’s compliance with the obligations in Sections 7 – 10 hereof:
(i)
Executive will be paid an amount equal to twelve (12) months of Executive’s Base Salary (the “Severance Amount”). The Severance Amount shall be paid, less applicable withholdings and deductions, in installments in accordance with the Company’s usual payroll practices over the twelve (12) months following the termination date (the “Severance Period”), the first payment to occur on the first regular payroll date following the effective date of the Release (as defined below) and to include any amounts that otherwise would have been paid prior thereto absent the delay (provided that if the period for Executive to consider and revoke the Release spans two (2) calendar years then the first payment will occur no sooner than the first regular payroll date in the second calendar year);
(ii)
Payment of an amount equal to Executive’s target Annual Bonus, payable in a lump sum on the first regular payroll date following the effective date of the Release (provided that if the period for Executive to consider and revoke the Release spans two (2) calendar years then the payment will occur no sooner than the first regular payroll date in the second calendar year);
(iii)
Provided Executive (i) timely elects to continue group health plan (including executive health plan) coverage pursuant to COBRA, (ii) timely pays Executive’s share of the applicable COBRA premiums, (iii) is not eligible for group health plan coverage through a new employer, and (iv) otherwise remains eligible for COBRA continuation coverage, the Company shall (x) provide the same monthly premium subsidy it provides to similarly-situated active employees, such that Executive’s share of the applicable COBRA premiums will remain the same as that paid by similarly-situated active employees for corresponding coverage for a period of up to twelve (12) months following the termination date, and (y) report as taxable income any portion of the applicable COBRA premium necessary for the Company and its employee benefit plans to comply with Internal Revenue Code nondiscrimination requirements applicable to group health plans or cafeteria plans;
(iv)
(A) all unvested time-vesting Restricted Stock or Stock Units (as defined in the Incentive Plan) awarded on or prior to the date hereof shall vest as of the effective date of the Release, (B) any unvested time-vesting Restricted Stock, Stock Units or Stock Options (as defined in the Incentive Plan) awarded after the date hereof that would have vested in the twelve (12)

months following the termination date shall vest as of the effective date of the release and all unvested time-vesting Restricted Stock, Stock Units or Stock Options awarded after the date hereof that would not have vested in the twelve (12) months following the termination date shall terminate and (C) all unvested Performance Shares or Performance Units (each as defined in the Incentive Plan) shall remain eligible to vest through the date that is twelve (12) months following the termination date, and any Performance Shares or Performance Units that have not vested as of the date that is twelve (12) months following the termination shall terminate as of such date, in each case, except to the extent otherwise provided under the terms applicable to such Performance Shares or Performance Units; and
(v)
notwithstanding the foregoing, if such termination occurs during the period commencing ninety (90) days prior to and ending twelve (12) months following a Company Transaction (as defined in the Incentive Plan), any Restricted Stock, Stock Units, Stock Options, Performance Shares or Performance Units that have not otherwise vested in connection with such Company Transaction shall vest as of the later of the effective date of the Release and the consummation of the Company Transaction.

Payments and benefits provided in this Section 6(b) shall be in lieu of any termination or severance payments or benefits for which Executive may be eligible under any of the plans, policies or programs of the Company or, to the fullest extent permitted by law, under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

(c)
Upon any termination of Executive’s employment, Executive shall resign and be removed from any other position as an officer or director of the Company or any member of the Company Group. Executive agrees to promptly execute such documents evidencing such resignation(s) as the Company shall request.
7.
RELEASE. Any and all amounts payable and benefits or additional rights provided pursuant to Section 6 of this Agreement beyond the Accrued Amounts shall only be payable if Executive (or Executive’s estate, as the case may be) delivers to the Company and does not revoke, if applicable, a general release of claims in favor of the Company in a form reasonably satisfactory to the Company (the “Release”). Such Release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination (except as otherwise required by law).
8.
CONFIDENTIAL AND PROPRIETARY INFORMATION.
(a)
CONFIDENTIALITY. Executive acknowledges that all information, observations and data (including, but not limited to, all personal information, financial data, investment data, commercial data, trade secrets, business plans, business models, cost and pricing information, organizational structures and models, blueprints, business strategies, strategies, internal control, risk management, security procedures, internal industry studies, research and development efforts, marketing plans, information and materials, processes, inventions, devices, training manuals, computer programs, analytical models, templates and agreements, whether or not maintained in written form and whether in digital, hardcopy or other format) obtained by Executive prior to or during the course of Executive’s employment with or service to the Company concerning the business or affairs of the Company Group (“Confidential Information”) are the property of the Company Group, including information concerning acquisition opportunities in or reasonably related to the Company’s business or industry of which Executive becomes aware during the Employment Term. Therefore, Executive agrees that Executive will not (during the Employment Term or at any time thereafter) disclose to any unauthorized person or use for Executive’s own account, other than as required in the good faith performance of Executive’s duties hereunder, any Confidential Information without the Board’s written consent, unless and to the extent that the Confidential Information (A) becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act or (B) is required to be disclosed pursuant to any applicable law or court order or pursuant to a request by a governmental entity; provided that, in the event of a request described in clause (B), Executive shall (i) promptly notify the Company of the existence, terms and circumstances surrounding such a request, (ii) consult with the Company on the advisability of taking steps to resist or narrow such request, and (iii) cooperate with the Company, in its efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the Confidential Information that is required to be disclosed. Executive shall deliver to the Company at the conclusion of the Employment Term, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company Group (including, without limitation, all acquisition prospects, lists and contact information) which Executive may then possess or have under his control. Notwithstanding anything herein to the contrary, nothing in this Agreement shall (x) prohibit Executive from (i) making reports of possible violations of law or regulation to any appropriate governmental agency, entity or official, including in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes‑Oxley Act of 2002, or any other whistleblower protection provisions of federal or state law or regulation, (ii) participating in a proceeding with any appropriate federal, state, or local government agency, (iii) making any truthful statements or disclosures required by law, regulation, or legal process, OR (iv) requesting or receiving confidential legal advice; or (y) require notification or prior approval by the Company of any activities described in provision (x). Executive is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. In addition, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (2) in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal.
(b)
OWNERSHIP OF PROPERTY. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patents, trademarks, trade secrets, copyrightable works and mask works (whether or not including any Confidential Information) (“Inventions”), and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to the Company Group’s actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by Executive (either solely or jointly with others) while employed by or providing service to the Company or any member of the Company Group (including any of the foregoing that constitutes any proprietary information or records) (“Work Product”) belong to the Company or the relevant member of the Company Group, and Executive hereby assigns, and agrees to assign, all of the above Work Product to the Company or to such member of the Company Group. Any Work Product prepared in whole or in part by Executive in the course of Executive’s work for any of the foregoing entities shall be deemed a “work made for hire” under applicable copyright laws, and the Company or any member of the Company Group shall own all rights therein. To the extent that any such Work Product is not a “work made for hire,” Executive hereby assigns and agrees to assign to the Company or the applicable member of the Company Group all right, title, and interest, including without limitation, copyright in and to such Work Product. Executive shall promptly disclose such Work Product to the Company and perform all actions reasonably requested by the Company and at the Company’s expense (whether during or after the Employment Term) to establish and confirm the Company’s or the relevant member of the Company Group’s ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments). This Section 8(b) does not apply to any invention of Executive for which no equipment, supplies, facility or Confidential Information of the Company was used and that was developed entirely on Executive’s own time, unless the invention (1) relates to the Company’s business or actual or demonstrably anticipated research or development, or (2) results from any work performed by Executive for or on behalf of the Company.
(c)
THIRD PARTY INFORMATION. Executive understands that the Company Group will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company Group’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Term and thereafter, and without in any way limiting the provisions of Section 8(a) above, Executive will hold Third Party Information in the strictest confidence and, except as required in the good faith performance of Executive’s duties hereunder, will not disclose to anyone (other than personnel and consultants of the Company Group who need to know such information in connection with their work for the Company Group) or use, except in connection with Executive’s work for the Company Group, Third Party Information unless expressly authorized by a member of the Board in writing.
(d)
USE OF INFORMATION OF PRIOR EMPLOYERS. During the Employment Term, Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other person to whom Executive has an obligation of confidentiality, and will not bring onto the premises of the Company or any member of the Company Group any unpublished documents or any property belonging to any former employer or any other person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or person. Executive will use in the performance of Executive’s duties only information which is (i) generally known and used by persons with training and experience comparable to Executive’s and which is (x) common knowledge in the industry or (y) otherwise legally in the public domain, (ii) otherwise provided or developed by the Company or any member of the Company Group, or (iii) in the case of materials, property or information belonging to any former employer or other person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or person. Executive hereby represents that Executive’s acceptance of employment with the Company and the performance of Executive’s duties hereunder (x) will not conflict with or result in a violation of, a breach of, or a default under, any contract, agreement or understanding to which Executive is a party or is otherwise bound and (y) will not violate any non-solicitation, non-competition or other similar covenant or agreement of a prior employer.
(e)
RETURN OF COMPANY PROPERTY. On the date of Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), Executive shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company). Executive may retain Executive’s rolodex and similar address books provided that such items only include contact information. To the extent that Executive is provided with a cell phone number by the Company during employment, the Company shall cooperate with Executive in transferring such cell phone number to Executive’s individual name following termination.
9.
NON-COMPETITION; NON-SOLICITATION; NON-DISPARAGEMENT
(a)
NON-COMPETITION. Executive acknowledges that Executive performs services of a unique nature for the Company that are irreplaceable, that during the course of Executive’s employment with the Company Executive has access to trade secrets and other competitively sensitive confidential business or professional information, and that Executive’s performance of services to a competing business will result in irreparable harm to the Company. Accordingly, during Executive’s employment hereunder and for a period of twelve (12) months thereafter (the “Non-Compete Restricted Period”), Executive agrees and covenants not to engage in Prohibited Activity (as defined below) within the United States or any other country in which the Company is doing business or planning or preparing to do business, in each case, as of the date of Executive’s termination of employment. For purposes of this Agreement, “Prohibited

Activity” is activity in which the Executive contributes the Executive’s knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity engaged in the same or similar business as the Company is engaged or planning or preparing to be engaged as of the Effective Date, including, without limitation, those engaged in the business of server centers or cryptocurrency mining. Prohibited Activity also includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information, or Confidential Information. Nothing herein shall prohibit Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that Executive is not a controlling person of, or a member of a group that controls, such corporation.
(b)
NON-SOLICITATION. During Executive’s employment hereunder and for a period of two (2) years thereafter (the “Non-Solicit Restricted Period”), Executive agrees and covenants not to, directly or indirectly, for or on behalf of Executive or any other person, firm, corporation or other entity, (A) knowingly induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof or (B) hire any person who was an employee of the Company within ninety (90) days after such person ceased to be an employee of the Company (or attempt to or undertake preparations to do any of the foregoing actions described in clauses (A) and (B)).
(c)
NON-INTEFERENCE WITH BUSINESS RELATIONS. During the Non-Solicit Restricted Period, Executive agrees and covenants not to, directly or indirectly, for or on behalf of Executive or any other person, firm, corporation or other entity, knowingly induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company (or attempt to or undertake preparations to do any of the foregoing).
(d)
NON-DISPARAGEMENT. Executive agrees that Executive will not, any time during the Employment Term and thereafter, directly or indirectly, whether in private or in public make, publish, encourage, ratify, or authorize, or aid, assist or direct any other person, firm, corporation or other entity in making or publishing (or attempt to or undertake preparations to do any of the foregoing), any statements that in any way defame, criticize, malign, impugn, reflect negatively on, or disparage (i) any member of the Company Group, (ii) the business, property or assets of any member of the Company Group, or (iii) any of the former, current or future officers, directors, employees or shareholders of any member of the Company Group; provided that, nothing in this Section 9(d) shall be construed to limit the ability of Executive to disclose information and documents, or give truthful testimony, pursuant to a subpoena, court order or a government investigative matter consistent with and/or subject to and in accordance with Section 8(a). Executive further agrees that, Executive will comply fully with any and all media and technology (including any e-mail, internet and social media) policies as in effect from time to time, including with respect to any period following the conclusion of the Employment Term, to the extent applicable, and any lawful Board directives regarding public statements regarding the Company, any member of the Company Group, or their respective personnel, related persons, investors or affiliates.
(e)
REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in Sections 8 or 9 hereof is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.
(f)
TOLLING. In the event of any violation of the provisions of this Section 9, Executive acknowledges and agrees that the post-termination restrictions contained in this Section 9 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.
(g)
ADDITIONAL ACKNOWLEDGEMENTS. Executive acknowledges that the provisions of this Section 9 are in consideration of: (i) employment with the Company and (ii) additional good and valuable consideration as set forth in this Agreement. In addition, Executive agrees and acknowledges that the restrictions contained in Sections 8 and 9 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living. Executive agrees and acknowledges that the potential harm to the Company and its affiliates of the non-enforcement of any provision of Sections 8 and 9 outweighs any potential harm to Executive of its enforcement by injunction or otherwise. Executive acknowledges that Executive has carefully read this Agreement and consulted with legal counsel of Executive’s choosing regarding its contents, has given careful consideration to the restraints imposed upon Executive by this Agreement and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company Group now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.
(h)
SURVIVAL OF PROVISIONS. The obligations contained in Sections 8 – 10 hereof shall survive the termination or expiration of the Employment Term and Executive’s employment with the Company and shall be fully enforceable thereafter.
10.
COOPERATION. Upon the receipt of reasonable notice from the Company (including outside legal counsel), Executive agrees that Executive will respond and provide information with regard to matters about which Executive has knowledge as a result of Executive’s employment with the Company. As a former executive officer and director of the Company, Executive further agrees to promptly complete and return any director and officer questionnaire or provide similar information, and execute any certifications, as may be requested by the Company in connection with legal and regulatory requirements, including the requirements of the federal securities laws and the relevant national stock exchange, and the Company’s controls and procedures. Executive will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of Executive’s employment with the Company. Except as set forth in Section 8(a), Executive agrees to promptly inform the Company (to the fullest extent that Executive is legally permitted to do so) if Executive becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company or its affiliates or is asked to assist in any investigation of the Company or any of its affiliates, members, officers, directors, employees, or agents (or any of their respective alleged actions or omissions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse Executive for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by Executive in complying with this Section 10.
11.
EQUITABLE RELIEF AND OTHER REMEDIES. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 8 – 10 hereof would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. In the event of a violation by Executive of Sections 8 – 10 hereof, any severance being paid to Executive pursuant to this Agreement or otherwise shall immediately cease, and any severance previously paid to Executive (other than $1,000) shall be immediately repaid to the Company.

12.
NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 12 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any affiliate or to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any permitted assignee which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.
13.
NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

At the address shown
on the records of the Company

If to the Company:

CleanSpark, Inc.

10624 S Eastern Ave., Ste A-638

Henderson, NV 89052
Attention: Legal

legal@cleanspark.com

with a copy to (which shall not constitute notice):

Katten Muchin Rosenman LLP

525 W. Monroe Street, Suite 1900

Chicago, Illinois 60661-3693

Attention: Mark Wood, Esq.

E-mail: mark.wood@katten.com

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14.
SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.
15.
SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

16.
COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
17.
ARBITRATION. The parties agree that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved exclusively by confidential, final and binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules and shall be brought and litigated in Clark County, Nevada. All disputes shall be resolved by one (1) arbitrator. The arbitrator will have the authority to award the same remedies, damages, and costs that a court could award, and will have the additional authority to award specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without requiring the posting of a bond or other security). The arbitrator shall issue a reasoned award explaining the decision, the reasons for the decision, and any damages or other relief awarded. The arbitrator’s decision will be final and binding. The judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This provision and any decision and award hereunder can be enforced under the Federal Arbitration Act.
18.
MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between Executive and the Company with respect to the subject matter hereof; provided, however, that the restrictions set forth in Sections 8 and 9 hereof shall be in addition to and not in place of any other confidentiality, invention assignment, non-competition, non-solicitation, non-interference or non-disparagement restrictions applicable to Executive, including pursuant to any other agreement between Executive and any member of the Company Group. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Nevada without regard to the choice of law principles thereof.
19.
TAX WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
20.
SECTION 409A COMPLIANCE.
(a)
The intent of the parties is that payments and benefits under this Agreement comply with or are exempt under Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.
(b)
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “non-qualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (x) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (y) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(c)
For purposes of compliance with Code Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
(d)
For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
(e)
Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY CleanSpark, Inc. By: /s/ S. Matthew Schultz Name: S. Matthew Schultz Title: Chief Executive Officer
EXECUTIVE /s/ Scott E. Garrison SCOTT E. GARRISON